SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.


                                 FORM 8-K


                             Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of report (Date of earliest event reported)  May 8, 1997


                         Air South Airlines, Inc.
              (Exact Name of Registrant as Specified in Its Charter)

                                     Delaware
                (State or Other Jurisdiction of Incorporation)


     000-2175                                36-3889681
(Commission File Number)      (I.R.S. Employer Identification No.)


              1800 St. Julian Place, 4th Floor, Columbia, SC  29204
                       (Address of Principal Executive Offices)


                                  (803) 822-0502
                (Registrant's Telephone Number, Including Area Code)



            (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

     (a) On May 8, 1997 there was filed in the United States District Court, District of South Carolina, Columbia Division, a lawsuit styled "Kenneth W. Marter, Michael J. Peterson, Tamara F. Behles and Dennis Sinclair v. Clifton E. Haley, William R. Hambrecht, H&O Group, LLC and H&O Air South Investors, LP", such lawsuit being designated Civil Action No. 3 97 1340 10.

          The registrant is not a party to the lawsuit. However, the two individual defendants in the law suit are directors of the registrant. The registrant is obligated to indemnify its directors to the fullest extent allowed under Delaware law. The plaintiffs allege they collectively own approximately 450,000 shares of registrant's Common Stock which they purchased from the registrant for approximately $235,000 aggregate cash consideration.

          The law suit generally alleges, among other things, that the individual director defendants acted in breach of the Rico Statute and their fiduciary duty to the registrant in a manner causing harm to the registrant and, thus, to the plaintiffs who are shareholders of the registrant. The suit seeks various remedies including the award of treble damages.

     (b) On June 9, 1997 there was filed in the United States District Court, District of South Carolina, Columbia Division, a lawsuit styled "Kenneth W. Marter, a South Carolina Resident, on behalf of himself and all others similarly situated v. Air South Airlines, Inc., a Delaware corporation; and Clifton E. Haley, a Michigan Resident", such lawsuit being designated Civil Action No. 33 97 1730 10.

          As regards the defendant registrant, the lawsuit generally alleges, among other things, that the registrant sold approximately 1.8 million shares of its Common Stock to its employees at $0.50 per share, for an aggregate of approximately $900,000, pursuant to a purported exemption from registration under the Securities Act of 1993, as amended (the "1933 Act") provided by Rule 701 promulgated under the 1933 Act, which exemption it is alleged did not apply to the sales transaction. The lawsuit seeks recision of the sale of such shares. The lawsuit also seeks actual and punitive damages from defendant Haley.

     (c) On June 19, 1993, John P. Tague, a Director, and the Chairman of the Board, President and Chief Executive Officer of the registrant resigned from those positions. The Board of Directors of the registrant elected John Affeltranger, the then Senior Vice President and Chief Operating Officer of the registrant, as a director and to the office of President of the registrant.

     As a result of the resignation of Mr. Tague the following occurred, also on June 19, 1997:

          (i) The registrant's contract (the "TPG Agreement") with The Pointe Group, LLC ("TPG") terminated by its terms upon the resignation of Mr. Tague including the provision of the TPG Agreement which allowed TPG to purchase from the registrant six percent of the registrant's Common Stock on a fully diluted basis for $0.02 per share.

          (ii) TPG had provided the services of Mr. Tague, Mr. Affeltranger and one other person to the registrant. Mr. Affeltranger has resigned from his position as an officer of TPG.


                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Air South Airlines, Inc.
                                        (Registrant)



Date:  June 27, 1997               By: /s/ John Affeltranger
                                      John Affeltranger, President